UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): March 11, 2004

TOWER AUTOMOTIVE, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-12733 (Commission File Number)	41-1746238 (I.R.S. Employer Identification No.)

27175 HAGGERTY ROAD, NOVI, MICHIGAN 48377
(Address of Principal Executive Offices) (Zip Code)

(248) 675-6000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets

On March 11, 2004, the Registrant sold its 30.76 percent equity interest in Yorozu Corporation (Japan) to Yorozu, through a share buy-back transaction on the Tokyo Stock Exchange. The Registrant received proceeds of $51.6 million in cash from this transaction. The consideration for the sale was based on the prevailing price of Yorozu stock, as traded on the Tokyo Stock Exchange.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(b)	Pro forma financial information

Unaudited pro forma financial information reflecting the Registrant’s disposition of this interest is attached as Exhibit 99.1. This pro forma information should be read in conjunction with the Registrant’s Form 10-K for the year ended December 31, 2003.

(c)	Exhibits

99.1	Unaudited pro forma consolidated financial information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 25, 2004	TOWER AUTOMOTIVE, INC. BY: /s/ James A. Mallak —————————————— Name: James A. Mallak Title: Chief Financial Officer and Treasurer

Exhibit 99.1

TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
December 31, 2003

ASSETS	Tower Automotive, Inc. Historical	Pro Forma Adjustments		Tower Automotive, Inc. Pro Forma

	(Amounts in thousands, except share data)
Current Assets:
Cash and cash equivalents	$160,899	$51,598	(a)	$212,497
Accounts receivable	325,599	--		325,599
Inventories	130,004	--		130,004
Deferred income taxes, net	20,116	--		20,116
Prepaid tooling and other	91,662	--		91,662

Total current assets	728,280	51,598		779,878

Property, Plant and Equipment, net	1,055,873	--		1,055,873
Investments in Joint Ventures	248,133	(44,805	)(a)	203,328
Deferred Income Taxes, net	146,944	--		146,944
Goodwill	498,663	--		498,663
Other Assets, net	168,516	--		168,516

	$2,846,409	$6,793		$2,853,202

LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current Liabilities:
Current maturities of long-term debt and capital lease
obligations	$99,597	$--		$99,597
Convertible Subordinated Notes	199,984	--		199,984
Accounts payable	556,036	--		556,036
Accrued liabilities	249,984	--		249,984

Total current liabilities	1,105,601	--		1,105,601

Long-Term Debt, net of current maturities	1,060,859	--		1,060,859
Obligations Under Capital Leases, net of current maturities	42,798	--		42,798
Other Noncurrent Liabilities	223,641	--		223,641

Total noncurrent liabilities	1,327,298	--		1,327,298

Commitments and Contingencies
Stockholders' Investment:
Preferred stock, par value $1; 5,000,000 shares authorized;
no shares issued or outstanding	--	--		--
Common stock, par value $.01; 200,000,000 shares
authorized; 66,133,731 issued and 57,341,805 outstanding
in 2003; 65,878,655 issued and 56,050,855 outstanding in 2002	661	--		661
Additional paid-in capital	680,608	--		680,608
Retained earnings (deficit)	(181,849)	6,793	(a)	(175,056)
Deferred compensation plans	(9,609)	--		(9,609)
Accumulated other comprehensive loss	(22,751)	--		(22,751)
Treasury stock, at cost: 8,791,926 shares in 2003 and
9,827,800 shares in 2002	(53,550)	--		(53,550)

Total stockholders' investment	413,510	6,793		420,303

	$2,846,409	$6,793		$2,853,202

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2003

	Tower Automotive, Inc. Historical	Pro Forma Adjustments		Tower Automotive, Inc. Pro Forma

Revenues	$2,815,749	$--		$2,815,749
Cost of sales	2,560,689	--		2,560,689

Gross profit	255,060	--		255,060
Selling, general and administrative expenses	155,500	--		155,500
Restructuring and asset impairment charges, net	157,532	--		157,532

Operating income (loss)	(57,972)	--		(57,972)
Interest expense	95,222	--		95,222
Interest income	(2,475)	--		(2,475)

Income (loss) before provision for income taxes, equity in
earnings of joint ventures, and minority interest	(150,719)	--		(150,719)
Provision (benefit) for income taxes	(50,811)	--		(50,811)

Income (loss) before equity in earnings of joint ventures
and minority interest	(99,908)	--		(99,908)
Write-down of joint venture investment to market value, net
of tax	(27,436)	27,436	(b)	--
Equity in earnings of joint ventures, net of tax	13,298	(5,584	)(c)	7,714
Minority interest, net of tax	(10,629)	--		(10,629)

Net income (loss)	$(124,675)	$21,852		$(102,823)

Basic loss per share:
Net loss	$(2.20)			$(1.81)

Weighted average number of shares	56,703			56,703

Diluted loss per share:
Net loss	$(2.20)			$(1.81)

Weighted average number of shares	56,703			56,703

        The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

The accompanying unaudited pro forma consolidated balance sheet as of December 31, 2003 adjusts Tower Automotive, Inc. and Subsidiaries (“Tower Automotive”) balance sheet for the disposition of its 30.76 percent interest in Yorozu Corporation (Japan) to Yorozu, though a stock buy-back transaction on the Tokyo Stock Exchange, as if the transaction had occurred on December 31, 2003. The accompanying unaudited pro forma consolidated statement of operations for the year ended December 31, 2003 adjusts the historical operations of Tower Automotive for the disposition of Yorozu as if the transaction had occurred on January 1, 2003.

These pro forma statements may not be indicative of the results that actually would have occurred if the disposition had occurred on the date indicated.

This pro forma information should be read in conjunction with the Tower Automotive Form 10-K for the year ended December 31, 2003.

2.	Adjustments

The following is a list of adjustments to reflect the following (amounts in thousands):

(a)	The disposition of the 30.76 percent interest in Yorozu Corporation

Cash received	$51,598
Investment in Yorozu at December 31, 2003	(44,805)

Excess of cash received over investment at
December 31, 2003	$6,793

(b)	The elimination of the write-down of the Yorozu investment to market value recorded during the year ended December 31, 2003.

(c)	The elimination of the equity in earnings of Yorozu recorded during the year ended December 31, 2003.

There is no deferred income tax impact as a result of this sale due to the previously established valuation allowance.

3.	Loss per share

Pro forma basic loss per share is computed by dividing pro forma loss by the weighted average number of shares outstanding during the year ended December 31, 2003. None of the potentially dilutive shares, totaling approximately 16.6 million shares, were included in the calculation of loss per share for the historical or pro forma results for the year ended December 31, 2003 because their impact was anti-dilutive.

	Year Ended December 31, 2003
	Historical	Pro Forma

	(in thousands, except per share data)
Net loss-- basic and diluted	$(124,675)	$(102,823)

Weighted average number of common shares
outstanding-- basic and diluted	56,703	56,703

Basic and diluted loss per share	$(2.20)	$(1.81)